SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

VENTAS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4360 Brownsboro Road

Suite 115

Louisville, Kentucky 40207-1642

(502) 357-9000

April 1, 2003

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at 9:00 a.m., local time on Thursday, May 15, 2003, at The Ritz-Carlton Chicago, 160 East Pearson Street at Water Tower Place, Chicago, Illinois.

The Board of Directors appreciates your interest in the Company. Regardless of whether you plan to attend the meeting, it is important that your shares are represented. Please sign, date and mail the enclosed proxy in the envelope provided at your earliest convenience.

Sincerely,

Debra A. Cafaro

Chairman of the Board, Chief Executive Officer and President

4360 Brownsboro Road

Suite 115

Louisville, Kentucky 40207-1642

(502) 357-9000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Ventas, Inc.:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Ventas, Inc. (the “Company”) will be held at 9:00 a.m., local time on Thursday, May 15, 2003, at The Ritz-Carlton Chicago, 160 East Pearson Street at Water Tower Place, Chicago, Illinois, to consider and vote on:

1.	The election of directors for the ensuing year;

2.	The ratification of the selection of Ernst & Young LLP as the independent auditors for fiscal year 2003;

3.	The increase by 200,000 of the number of shares reserved and available for issuance under the Company’s 2000 Stock Option Plan for Directors; and

4.	Such other business as may properly come before the Annual Meeting or any adjournments thereof.

The close of business on March 20, 2003 has been fixed as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. A list of all stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the Annual Meeting during ordinary business hours for a period of ten days prior to the Annual Meeting at the Company’s principal executive offices located at 4360 Brownsboro Road, Suite 115, Louisville, Kentucky. Your attention is directed to the proxy statement accompanying this notice.

You are cordially invited to attend the Annual Meeting in person. EVEN IF YOU PLAN TO ATTEND IN PERSON, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. This will not prevent you from voting your shares in person if you choose to attend the Annual Meeting.

By Order of the Board of Directors,

T. Richard Riney

Executive Vice President, General Counsel and Corporate Secretary

Louisville, Kentucky

April 1, 2003

VENTAS, INC.

4360 Brownsboro Road

Suite 115

Louisville, Kentucky 40207-1642

(502) 357-9000

PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS

May 15, 2003

GENERAL INFORMATION

The Annual Meeting of Stockholders (the “Annual Meeting”) of Ventas, Inc. (the “Company”) will be held at 9:00 a.m., local time on Thursday, May 15, 2003, at The Ritz-Carlton Chicago, 160 East Pearson Street, Chicago, Illinois. This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) to be used at the Annual Meeting and at any adjournments thereof.

Only stockholders of record at the close of business on March 20, 2003 are entitled to vote at the Annual Meeting or any adjournments thereof. On the record date, 79,045,963 shares of the Company’s common stock, par value $.25 per share (“Common Stock”), were outstanding. Each share of Common Stock entitles the owner to one vote. However, certain shares designated as “Excess Shares” pursuant to the Company’s Certificate of Incorporation (which are generally any shares owned in excess of 9% of the Company’s outstanding Common Stock) may not be voted by the record owner thereof, but will instead be voted in accordance with Article XII of the Certificate of Incorporation.

A majority of the outstanding shares of Common Stock present in person or by proxy is required to constitute a quorum to transact business at the Annual Meeting. The vote of a plurality of the outstanding shares of Common Stock present in person or by proxy will be necessary to elect the director-nominees listed in this Proxy Statement. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy will be necessary to approve all other proposals and matters that may come before the Annual Meeting for stockholder consideration. Abstentions and proxies relating to “street name” shares for which brokers have not received voting instruction from the beneficial owner (“Broker Non-Votes”) are counted in determining whether a quorum is present. In the election of directors, the nominees receiving the highest number of votes will be elected. Therefore, abstentions or Broker Non-Votes for a director-nominee will have no effect. With respect to any matters submitted to the stockholders for their consideration, other than the election of directors, abstentions will have the same effect as votes against any such proposal, whereas Broker Non-Votes will have no effect in determining whether any such proposal has been approved by the stockholders.

The Company intends to first distribute this Proxy Statement and the materials accompanying it on or about April 1, 2003. If the enclosed proxy card is properly signed, returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the proxy will be voted (i) in favor of the nominees for director named in this Proxy Statement, (ii) in favor of the ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the Company’s fiscal year 2003, (iii) in favor of increasing by 200,000 the number of shares reserved and available for issuance under the 2000 Stock Option Plan for Directors, and (iv) in the discretion of the proxy holders, on such other business as may properly come before the Annual Meeting.

A person giving the enclosed proxy has the power to revoke it at any time before it is exercised. However, such revocation must be made in writing and received by the General Counsel of the Company at the Company’s principal executive offices located at 4360 Brownsboro Road, Suite 115, Louisville, Kentucky 40207-1642 at or before the time and date of the Annual Meeting. A stockholder may also attend the Annual Meeting and vote in person, in which event any prior proxy given by the stockholder will be revoked automatically.

The cost of soliciting proxies by the Board of Directors will be borne by the Company. Such solicitation will be made by mail and in addition may be made personally or by telephone by directors, officers and employees of the Company, none of whom will receive additional compensation for these services. The Company’s regularly retained investor relations firm, Corporate Communications, Inc., may also solicit proxies by telephone and mail and, if it is so engaged, it will be paid a customary fee. Forms of proxies and proxy materials will also be distributed through brokers, custodians and other like parties to the beneficial owners of Common Stock. The Company will reimburse such parties for their reasonable out-of-pocket expenses incurred in connection with the distribution.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board of Directors currently consists of six directors. The Board of Directors has nominated the five persons listed below to be elected as directors at the Annual Meeting. Mr. W. Bruce Lunsford, age 55, resigned as Chairman of the Board and as a director of the Company on January 28, 2003, and will not stand for reelection as a director. Mr. Gary W. Loveman, age 42, a current director of the Company, will not stand for reelection as a director. Each director elected at the Annual Meeting will serve, subject to the provisions of the Company’s bylaws, until his or her successor is duly elected and qualified. The names of the nominees proposed for election as directors, all of whom are presently directors of the Company, together with certain information concerning the nominees, are set forth below:

Nominees for directors

DEBRA A. CAFARO (age 45) joined the Company as Chief Executive Officer and President on March 5, 1999. Ms. Cafaro was appointed Chairman of the Board effective January 28, 2003. From April 1997 to May 1998, she served as President and Director of Ambassador Apartments, Inc. (NYSE: AAH), a real estate investment trust (“REIT”). Ms. Cafaro was a founding member of the Chicago law firm Barack Ferrazzano Kirschbaum Perlman & Nagelberg, specializing in real estate, finance and corporate transactions. From 1988 to 1992 Ms. Cafaro served as an Adjunct Professor of Law at Northwestern University Law School. Ms. Cafaro is admitted to the Bar in Illinois and Pennsylvania. She is a member of the Board of Governors of National Association of Real Estate Investment Trusts (“NAREIT”), the Visiting Committee of the University of Chicago Law School and a Chapter Director of the National Association of Corporate Directors. (1) (2)

DOUGLAS CROCKER II (age 62) has been a director of the Company since September 1998. Mr. Crocker has served as Vice Chairman of the Board of Trustees of Equity Residential Properties Trust (NYSE: EQR) (“EQR”), the nation’s largest apartment real estate investment trust since January 2003. Mr. Crocker served as Trustee and Chief Executive Officer of EQR from March 1993 to December 31, 2002. Mr. Crocker also served as President of EQR from March 1993 until April 2002. Mr. Crocker has been President and Chief Executive Officer of First Capital Corporation, a sponsor of public limited real estate partnerships, since December 1992 and a director of First Capital Corporation since January 1993. Mr. Crocker also served as Executive Vice President of Equity Financial and Management Company, a subsidiary of Equity Group Investments, Inc. (“EGI”), which provides strategic direction and services for EGI’s real estate and corporate activities, from November 1992 until March 1997. Mr. Crocker has also served as a director of Wellsford Real Properties, Inc. (AMEX:WRP), a real estate merchant banking firm, since June 1997 and as a director of Prime Group Realty Trust (NYSE: PGE), a real estate investment trust that owns and operates office and industrial properties, since September 2002. (1)(2)(3)(4)

RONALD G. GEARY (age 55), an attorney and certified public accountant, has served as a director of the Company since May 1, 1998. Mr. Geary has served as a director and President of Res-Care, Inc. (NASDAQ:RSCR) (“Res-Care”), a provider of residential training and support services for persons with developmental disabilities and certain vocational training services, since February 1990 and as Chief Executive

Officer of Res-Care since 1993. Since June 1998, Mr. Geary also has served as Chairman of the Board of Res-Care. Prior to becoming Chief Executive Officer, Mr. Geary was Chief Operating Officer of Res-Care from 1990 to 1993. Mr. Geary is also a director and has served on the Compensation Committee of Alterra Healthcare Corporation (AMEX:ALI), a national assisted living company operating assisted living residences and providing assisted living services. Alterra Healthcare Corporation filed for protection under Chapter 11 of the U.S. Bankruptcy Code on January 22, 2003.(2)

JAY M. GELLERT (age 48) joined the Company as a director on September 10, 2001. Since 1998, Mr. Gellert has been President and Chief Executive Officer of Health Net, Inc. (formerly known as Foundation Health Systems, Inc.) (NYSE:HNT) (“Health Net”), an integrated managed care organization which administers the delivery of managed healthcare services. Mr. Gellert has served on the Board of Directors of Health Net since February of 1999. Previously, Mr. Gellert was President and Chief Operating Officer of Health Net from May 1997 until August 1998 and from April 1997 to May 1997, Mr. Gellert served as Executive Vice President and Chief Operating Officer of Health Net. From June 1996 to March 1997, Mr. Gellert served as President and Chief Operating Officer of Health Net, then operating as Health Systems International, Inc. (“HSI”), a health maintenance organization. He served on the Board of Directors of HSI from June 1996 to April 1997. Prior to joining HSI, Mr. Gellert directed strategic advisory engagements for Shattuck Hammond Partners. Mr. Gellert serves on the boards of the American Association of Health Plans, MedUnite, Inc. and Miavita, Inc. (1)(4)(5)

SHELI Z. ROSENBERG (age 61) has been a director of the Company since January 26, 2001. Ms. Rosenberg has been Vice Chairman of Equity Group Investments, LLC (“EGI, LLC”), an investment company, since January 1, 2000 and Chief Executive Officer and President of EGI, LLC from January 1, 1999 to January 1, 2000. From November 1994 until 1999, Ms. Rosenberg served as Chief Executive Officer, President and a director of EGI, an owner, manager and financier of real estate and corporations. Ms. Rosenberg was a principal in the law firm of Rosenberg & Liebentritt, P.C. from 1980 to 1997. Ms. Rosenberg is also a trustee of EQR, an apartment REIT, and Equity Office Properties Trust (NYSE:EOP), an office building REIT. Ms. Rosenberg is a director of Capital Trust, Inc. a specialized finance company, Manufactured Home Communities, Inc. (NYSE:MHC), a manufactured home community REIT, CVS Corporation (NYSE:CVS), a drug store chain, Cendant Corporation (NYSE:CD), a provider of travel related, real estate related and direct marketing consumer and business services, and IDINE Rewards Network, Inc. (formerly known as Transmedia Network, Inc.), a marketer of card based savings plans. Ms. Rosenberg is co-founder and President of The Center for Executive Women at J.L. Kellogg School of Management. (3)(5)

The information given in this Proxy Statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of such nominees, except to the extent certain information appears in the Company’s records. Directors’ ages are given as of March 31, 2003.

The information regarding the Directors’ Committee membership is as of March 31, 2003.

(1)	Member of the Executive Committee, of which Mr. Gellert is the Chair.
(2)	Member of the Investment Committee, of which Ms. Cafaro is the Chair.
(3)	Member of the Executive Compensation Committee (the “Compensation Committee”), of which Ms. Rosenberg is the Chair.
(4)	Member of the Audit and Compliance Committee (the “Audit Committee”), of which Mr. Crocker is the Chair.
(5)	Member of the Nominating and Governance Committee, of which Ms. Rosenberg is the Chair.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES. SHARES OF COMMON STOCK OF THE COMPANY COVERED BY PROXIES EXECUTED AND RECEIVED IN THE ACCOMPANYING FORM WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL OF THE NOMINEES, UNLESS OTHERWISE SPECIFIED ON THE PROXY.

The Board of Directors does not contemplate that any of the nominees will be unable to accept election as a director. However, in the event that one or more nominees are unable or unwilling to accept or are unavailable to serve, the persons named in the proxies or their substitutes will have authority, according to their judgment, to vote or refrain from voting for other individuals as directors.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

During 2002, the Board of Directors held a total of eight meetings, including four regular meetings and four special meetings. After each of its four regular quarterly meetings, the Board of Directors met in executive session, outside the presence of management. The non-management members of the Board of Directors are expected to meet in executive session outside the presence of management at each of the regularly scheduled quarterly Board of Directors meeting. In January of 2003, the Board of Directors established a Presiding Director position whose duties include chairing the executive sessions of the non-management members of the Board of Directors. The Presiding Director must be an independent member of the Board of Directors. Mr. Crocker was appointed by the Board of Directors to serve as the Presiding Director until the reelection of Directors at the Company’s 2003 annual meeting of stockholders.

The Company has an Executive Committee, Compensation Committee, Audit and Compliance Committee, Nominating and Governance Committee and Investment Committee. The Company formerly had an Independent Committee, which was dissolved during 2002.

The Compensation Committee held one meeting in 2002. The functions of the Compensation Committee are to establish annual salary levels, approve fringe benefits and administer the 2000 Incentive Compensation Plan and other compensation plans or programs for executive officers of the Company.

The Audit and Compliance Committee held four meetings during 2002. The Audit and Compliance Committee is comprised of Messrs. Douglas Crocker II (Chair), Jay M. Gellert and Gary W. Loveman. The Audit Committee:

(i)	recommends to the Board the selection of the Company’s independent accountants for the ensuing year, subject to stockholder ratification;

(ii)	reviews with the independent accountants the scope and results of the audit;

(iii)	reviews management’s evaluation of the Company’s system of internal controls; and

(iv)	reviews non-audit professional services provided by the independent accountants and the range of audit and non-audit fees.

The Board previously had formed the Independent Committee, which held one meeting during 2002. The function of the Independent Committee was to (a) review and approve all agreements and transactions between the Company and Kindred Healthcare, Inc. (“Kindred”), the Company’s largest tenant, to ensure that such agreements and transactions represent arm’s length negotiations, including without limitation, the negotiation, enforcement, and renegotiation of the terms of any lease between the Company and Kindred and (b) review all interested and related party transactions involving a director or officer of the Company. Effective October 8, 2002, the Independent Committee was dissolved and the powers and duties of the Independent Committee were assumed by the Audit and Compliance Committee.

The Executive Committee held two meetings during 2002. The Board of Directors has delegated to the Executive Committee the power to direct the management of the business and affairs of the Company in the intervals between meetings of the Board (except for matters reserved to the Board and other committees of the Board).

The Nominating and Governance Committee held two meetings during 2002. The function of the Nominating and Governance Committee is to (a) recommend candidates to fill Board vacancies and a slate of directors for election by the stockholders of the Company at each annual meeting, (b) make recommendations to the Board concerning the composition, size and structure of the Board and its committees and (c) make recommendations on all matters concerning the Board’s practices and corporate practices, procedures and policies. The Nominating and Governance Committee will consider individuals recommended for nomination by the stockholders of the Company in accordance with the procedures described under “Stockholder Proposals.”

The Investment Committee held one meeting during 2002. The function of the Investment Committee is to review and approve investments in, or acquisitions, of healthcare-related or senior housing facilities.

EXECUTIVE OFFICERS OF THE REGISTRANT

Set forth below are the names, ages (as of March 31, 2003) and present and past positions of the persons who are the current executive officers of the Company.

Name	Age	Position
Debra A. Cafaro	45	Chairman of the Board, President and Chief Executive Officer
T. Richard Riney	45	Executive Vice President, General Counsel and Corporate Secretary
Richard A. Schweinhart	53	Senior Vice President and Chief Financial Officer
Raymond J. Lewis	38	Senior Vice President and Chief Investment Officer

Ms. Cafaro’s biography is set forth above under “Election of Directors.”

T. Richard Riney has served as Executive Vice President, General Counsel and Corporate Secretary of the Company from May 1998 to the present. He served as Transactions Counsel of Vencor, Inc. from April 1996 to April 1998. From May 1992 to March 1996, Mr. Riney was a partner of Hirn, Reed & Harper, a law firm based in Louisville, Kentucky, where his areas of concentration were real estate and corporate finance. Mr. Riney is a member of NAREIT.

Richard A. Schweinhart has served as Senior Vice President and Chief Financial Officer of the Company since December 2002, after serving as a full time consultant to the Company since May 2002. From September 1998 to February 2002, Mr. Schweinhart was Senior Vice President and Chief Financial Officer for Kindred. In connection with his employment with and separation from Kindred, Mr. Schweinhart owns a total of 31,050 shares of common stock in Kindred and options to purchase up to 38,500 shares of Kindred common stock for a price of $32.00 per share. These stock options expire on August 25, 2004. During the Company’s fiscal year ended December 31, 2002, the Company derived revenues of $193.6 million or 98.4% of its total revenues from Kindred. Kindred filed for protection under Chapter 11 of the U.S. Bankruptcy Code on September 13, 1999 and emerged from bankruptcy pursuant to a plan of reorganization on April 20, 2001. Prior to that, Mr. Schweinhart was a Senior Vice President of Finance for Columbia/HCA Healthcare Corporation (“Columbia”) and was Chief Financial Officer at Galen Health Care, Inc. prior to its acquisition by Columbia. Previously, Mr. Schweinhart was a Senior Vice President of Finance at Humana Inc. He is a Certified Public Accountant and started his professional career with the Louisville office of the international accounting firm of Coopers & Lybrand (now known as PriceWaterhouseCoopers LLP).

Raymond J. Lewis has served as Senior Vice President and Chief Investment Officer of the Company since October 2002. Previously, Mr. Lewis was managing director of business development for GE Capital Healthcare Financial Services, a division of General Electric Capital Corporation (“GECC”), which is a subsidiary of

General Electric Corporation, where he led a team focused on mergers and portfolio acquisitions of healthcare assets. Prior to that, Mr. Lewis was Executive Vice President of healthcare finance for Heller Financial, Inc. (acquired by GECC in 2001), where he had primary responsibility for healthcare lending. Mr. Lewis is the immediate past Chairman of the National Investment Center for Seniors Housing and Long Term Care and currently is a member of its Board of Directors serving on the Executive Committee. He also formerly served on the board of directors of the Assisted Living Federation of America. Mr. Lewis is also on the advisory board of the American Seniors Housing Association.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of March 15, 2003 (except as otherwise noted) by (a) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (b) each director or director-nominee of the Company, (c) all executive officers of the Company listed in the Summary Compensation Table below and (d) all of the Company’s directors and executive officers, as a group.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)(2)		Percent of Class (1)
Debra A. Cafaro	1,421,166	(3)	1.8%
Douglas Crocker II	265,492	(4)	*
Ronald G. Geary	34,175	(5)	*
Jay M. Gellert	23,375	(6)	*
Gary W. Loveman	17,500	(7)	*
W. Bruce Lunsford	2,735,036	(8)	3.5%
Sheli Z. Rosenberg	42,076	(9)	*
Raymond J. Lewis	14,500	(10)	*
T. Richard Riney	591,693	(11)	*
Richard A. Schweinhart	10,805	(12)	*

All executive officers and directors as a group (9 persons) (13)	2,420,782		3.1%

Cohen & Steers Capital Management, Inc.	9,382,680	(14)	11.9%
Franklin Mutual Advisors, LLC	4,933,730	(15)	6.2%

(*)	Less than 1%
(1)	Beneficial Ownership of shares for purposes of this Proxy Statement, as determined in accordance with applicable Securities and Exchange Commission (“Commission”) rules, includes shares as to which a person has or shares voting power and/or investment power (whether or not vested). Each named person is deemed to be the beneficial owner of securities which may be acquired within sixty days of March 15, 2003 through the exercise of options, warrants or rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person; however, any such shares are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person.
(2)	Except as set forth in the accompanying footnotes, the named persons have sole voting power and sole investment power over the shares beneficially owned by them. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right.
(3)	Includes 701,329 options which are exercisable as of or within 60 days after March 15, 2003.
(4)	Includes 231,750 options which are exercisable as of or within 60 days after March 15, 2003.
(5)	Includes 31,750 options which are exercisable as of or within 60 days after March 15, 2003.
(6)	Includes 17,500 options which are exercisable as of or within 60 days after March 15, 2003.

(7)	Excludes 5,669 shares held in trust for the benefit of his children. Includes 17,500 options which are exercisable as of or within 60 days after March 15, 2003.
(8)	Excludes 10,910 shares held in trust for the benefit of his children. Includes 1,102,500 options which are exercisable as of or within 60 days after March 15, 2003.
(9)	Includes 17,500 options which are exercisable as of or within 60 days after March 15, 2003.
(10)	Includes no options which are exercisable as of or within 60 days after March 15, 2003.
(11)	Includes 1,300 shares held in Mr. Riney’s IRA. Also includes 322,646 options which are exercisable as of or within 60 days after March 15, 2003.
(12)	Includes 805 shares held in Mr. Schweinhart’s IRA. Excludes 800 shares held in Mr. Schweinhart’s wife’s IRA. Includes no options which are exercisable as of or within 60 days after March 15, 2003.
(13)	Does not include Mr. Lunsford, who resigned as Chairman of the Board and as a director of the Company on January 28, 2003.
(14)	As of December 31, 2002, based solely on information contained in a Schedule 13G/A filed by Cohen & Steers Capital Management, Inc. (“Cohen & Steers”) on February 14, 2003 with the Commission. Cohen & Steers has sole voting power over 9,112,380 shares of Common Stock and sole dispositive power over 9,382,680 shares of Common Stock. On October 14, 2002, the Company granted a limited waiver (the “Waiver”) from the 9% ownership limitation provisions of Article XII of the Company’s Certificate of Incorporation to Cohen & Steers. Under the Waiver, Cohen & Steers may beneficially own, in the aggregate, up to 12.50%, in number of shares or value, of the Common Stock. The address of Cohen & Steers is 757 Third Avenue, New York, NY 10017.
(15)	As of December 31, 2002, based solely on information contained in a Schedule 13G/A filed by Franklin Mutual Advisers, LLC (“FMA”) on January 30, 2003 with the Commission. According to the Schedule 13G/A, FMA has sole voting and dispositive power with respect to these shares. The address of FMA is 51 John F. Kennedy Parkway, Short Hills, NJ 07078.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who own more than 10% of the Common Stock to file reports of beneficial ownership and changes in such ownership with the Commission. Based solely on a review of the copies of such reports furnished to the Company and on written representations from certain reporting persons that no Form 5 was required for such person, the Company believes that during 2002 all officers, directors and persons who own more than 10% of the Common Stock complied with all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table sets forth the compensation paid by the Company during each of the Company’s last three fiscal years to all individuals serving as Chief Executive Officer during the last completed fiscal year and up to four other executive officers of the Company who were serving as executive officers at the end of the last completed fiscal year and up to two former executive officers of the Company, who would have been included in such table if they had been an executive officer at the conclusion of the last year (the “Named Executive Officers”):

Summary Compensation Table 2002

	Year	Annual Compensation					Long-Term Compensation (1)		All Other Compensation ($)
Name and Principal Position		Salary ($)		Bonus ($)(2)	Other Annual Compensation ($)		Restricted Stock Award(s) ($)(3)	Securities Underlying Options/SARs (#)
Debra A. Cafaro	2002	$433,173	(4)	$850,000	$2,934	(5)	$1,232,005	173,131	$3,825	(6)
Chairman of the Board,	2001	$396,846	(7)	$770,000	$1,996	(5)	$1,120,000	346,297	$2,550	(6)
Chief Executive Officer and President	2000	$353,103	(8)	$703,500	$23,267	(5)	$765,000	171,095	$2,483	(6)

T. Richard Riney	2002	$236,250	(9)	$337,500	$409	(5)	$585,196	82,237	$720	(6)
Executive Vice President,	2001	$218,646	(10)	$313,500	$183	(5)	$532,000	131,358	$316	(6)
General Counsel and	2000	$197,308	(11)	$285,000	$191	(5)	$300,000	65,419	$323	(6)
Secretary

Richard A. Schweinhart	2002	$20,833	(12)	$100,000	$77	(5)	$—	—	$165,427	(13)
Senior Vice President and Chief Financial Officer

Raymond J. Lewis	2002	$53,308	(14)	$75,000	$60	(5)	$160,920	25,000	$100	(6)
Senior Vice President and Chief Investment Officer

W. Bruce Lunsford,	2002	$150,000		$—	$44,500	(16)	$—	5,000	$140,644	(17)
Former Chairman of the	2001	$150,000		$—	$41,500	(16)	$20,000	5,000	$162,281	(17)
Board (15)	2000	$150,000		$—	$31,000	(16)	$80,500	10,000	$181,094	(17)

(1)	The amounts for 2002 represent the long-term compensation granted to the Named Executive Officers during fiscal year 2002, without regard to the period to which such compensation relates. The amounts for 2001 represent the long-term compensation granted to the Named Executive Officers during fiscal year 2001, without regard to the period to which such compensation relates. The amounts for 2000 represent the long-term compensation granted to the Named Executive Officers during fiscal year 2000, without regard to the period to which such compensation relates.
(2)	The bonus amounts reflect compensation earned for 2000, 2001, and 2002, respectively, regardless of when paid.
(3)	The amounts shown in the table represent the fair market value on the date of the grant of shares of restricted stock granted by the Company. The shares granted in fiscal years 2002, 2001 and 2000 vest in three equal annual installments beginning on the date of the grant or on the first anniversary of the date of grant. Based on the closing price of $11.45 of the Common Stock on December 31, 2002, the aggregate value of all restricted securities held by the Named Executive Officers as of December 31, 2002 is as follows:

Ms. Cafaro	$6,878,565 (600,748 shares)
Mr. Riney	$2,704,753 (236,223 shares)
Mr. Schweinhart	$0 (0 shares)
Mr. Lewis	$137,400 (12,000 shares)
Mr. Lunsford	$1,105,337 (96,536 shares)

Dividends, to the extent declared and paid, will be paid on restricted shares.

(4)	Represents base salary payments of $425,000 and a payment of $8,173 for unused vacation days.
(5)	Represents reimbursement for the payment of taxes relating to group term life insurance paid on behalf of the executive for the respective fiscal year.
(6)	Represents life insurance premiums paid on behalf of the executive for the respective fiscal year.
(7)	Represents base salary payments of $385,000 and a payment of $11,846 for unused vacation days.
(8)	Represents base salary payments of $351,750 and a payment of $1,353 for unused vacation days.
(9)	Represents base salary payments of $225,000 and a payment of $11,250 for unused vacation days.
(10)	Represents base salary payments of $209,000 and a payment of $9,646 for unused vacation days.
(11)	Represents base salary payments of $190,000 and a payment of $7,308 for unused vacation days.
(12)	Represents base salary payments for Mr. Schweinhart who was hired as Senior Vice President and Chief Financial Officer on December 2, 2002.
(13)	Represents $165,323 paid to Mr. Schweinhart as a full-time independent contractor and $104 in life insurance premiums paid on behalf of Mr. Schweinhart.
(14)	Represents base salary payments for Mr. Lewis who was hired as Senior Vice President and Chief Investment Officer on September 30, 2002.
(15)	W. Bruce Lunsford resigned as Chairman of the Board and a director of the Company as of January 28, 2003.
(16)	Represents payment for Board of Director’s fees to Mr. Lunsford.
(17)	Represents interest forgiveness on Mr. Lunsford’s Tax Loan (as defined in “Certain Relationships and Related Transactions”) for each year.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information concerning options to purchase shares of Common Stock granted to the Named Executive Officers during 2002:

	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in 2002	Date of Grant	Exercise Price Per Share (1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name							5% ($)	10%($)
Debra A. Cafaro	173,131	(3)	49.6%	01/02/02	$11.86	01/02/12	$1,291,331	$3,272,485
T. Richard Riney	82,237	(3)	23.5%	01/02/02	$11.86	01/02/12	$613,380	$1,554,426
Richard A. Schweinhart	—		0.0%	n/a	n/a	n/a	n/a	n/a
Raymond J. Lewis	25,000	(3)	7.2%	9/30/02	$13.41	9/30/12	$210,837	$534,302
W. Bruce Lunsford	5,000	(4)	1.4%	01/02/02	$11.86	01/02/12	$37,293	$94,509

(1)	All options were granted at fair market value (the closing price on the New York Stock Exchange (“NYSE”) on the date of grant). The exercise price and any tax withholding obligations related to exercise must be paid before delivery of shares of Common Stock.
(2)	Potential realizable values are reported net of the option exercise price, but before taxes associated with exercise. These amounts are predicated on 5% and 10% assumed annual rates of appreciation from the Common Stock price on the date of the grant for ten years (the option terms) in order to comply with the requirements of the Commission, and do not represent the Company’s expectations as to the annual rate of appreciation. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions, as well as the option holder’s continued employment with the Company throughout the vesting period. The amounts reflected in this table will not necessarily be achieved.
(3)	Options become exercisable in three equal annual installments (with slight modifications for rounding) beginning on the date of grant or on the first anniversary of the date of grant. All options become fully exercisable upon a change in control of the Company. Additionally, there is an acceleration of rights to exercise options upon certain instances of termination of employment.

(4)	Options were granted in connection with service as a member of the Board of Directors and not as an Executive Officer of the Company. Options become exercisable in two equal annual installments beginning on the date of the grant. On January 28, 2003, Mr. Lunsford resigned as Chairman of the Board and a director of the Company. Under the resignation agreement, Mr. Lunsford may exercise any stock options that were exercisable on the date of his resignation at anytime prior to the earlier to occur of (a) the expiration of the ten (10) year term of such stock options, and (b) January 28, 2005.

OPTION EXERCISES AND HOLDINGS

The following table sets forth information with respect to the Named Executive Officers concerning options held and exercised during 2002:

	Shares Acquired on Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Debra A. Cafaro	481,095	$3,980,083	478,577	230,851	$2,037,114	$464,196
T. Richard Riney	75,000	$664,284	233,904	98,610	$700,839	$205,794
Richard A. Schweinhart	—	$—	—	—	$—	$—
Raymond J. Lewis	—	$—	—	25,000	$—	$—
W. Bruce Lunsford	—	$—	1,097,500	2,500	$59,750	$—

(1)	The value realized was calculated by multiplying the number of shares acquired by the difference between the option exercise price and the price at which the Company’s Common Stock was purchased on the respective exercise dates, but before taxes and expenses associated with the exercise.
(2)	Assumes, for all unexercised in-the-money options, the difference between fair market value as of December 31, 2002, and the exercise price. The market value of the Common Stock was $11.45 per share as of December 31, 2002, based on the closing price per share on the NYSE.

Executive Officer 10b5-1 Plans

In August of 2002, each of Ms. Cafaro and Mr. Riney entered into written 10b5-1 sales plans for estate and financial planning purposes. As of March 14, 2003, Ms. Cafaro’s sales plan provided for the future sale of up to 190,000 shares of the Company’s common stock, solely upon the exercise of options owned by Ms. Cafaro which have a weighted average exercise price of $5.34. As of March 14, 2003, Ms. Cafaro owned an additional 719,837 shares of the Company’s common stock that are not subject to any sales plans and is therefore in compliance with the Company’s minimum stock ownership guidelines for senior executives. As of March 14, 2003, Mr. Riney’s sales plan provided for the future sale of up to 125,000 shares of the Company’s common stock, solely upon the exercise of options owned by Mr. Riney which have a weighted average exercise price of $6.08. As of March 14, 2003, Mr. Riney owned an additional 269,047 shares of the Company’s common stock that are not subject to any sales plans and is therefore in compliance with the Company’s minimum stock ownership guidelines for senior executives.

EMPLOYMENT AND OTHER AGREEMENTS

Employment Agreement: Cafaro

Effective March 5, 1999, the Company and Debra A. Cafaro entered into an employment agreement (the “Cafaro Employment Agreement”) pursuant to which Ms. Cafaro became President, Chief Executive Officer and a director of the Company. Ms. Cafaro was appointed Chairman of the Board of Directors on January 28, 2003. The initial term of the Cafaro Employment Agreement expired on December 31, 2002. The term of the Cafaro Employment Agreement is automatically extended by one additional day for each day following the effective date of the agreement that Ms. Cafaro remains employed by the Company until the Company elects to cease such extension by giving notice to Ms. Cafaro. The Cafaro Employment Agreement provides for (i) an annual base salary (with a minimum annual increase of 5% thereafter), (ii) the eligibility to participate in the Company’s bonus program, (iii) initial grants of restricted shares of Common Stock and options. In addition, Ms. Cafaro’s contract states that the Company will provide a loan sufficient to cover income taxes payable on the vesting of shares of restricted stock, and she is eligible to participate in the Company’s incentive and other benefit plans. The Company ceased extending such loans in 2002 due to current interpretations of the Sarbanes-Oxley Act of 2002.

If Ms. Cafaro’s employment is terminated (other than “for cause”) she will be entitled to receive a cash payment equal to the sum of three times her base salary and the highest bonus and performance compensation in the preceding three years or the maximum bonus and performance compensation for the current year, whichever is higher (the “Maximum Bonus”) as of the date of termination, plus the prorated portion of the Maximum Bonus for the year of termination. In addition, Ms. Cafaro will be entitled to full vesting of her shares of restricted stock and stock options and forgiveness of tax loans by the Company to Ms. Cafaro, as described below (the “Cafaro Tax Loans”).

In the event of a change of control, Ms. Cafaro will be entitled to a cash payment equal to 2.99 times the sum of her base salary and Maximum Bonus on the date of a change of control plus the fair market value of any targeted restricted shares to be issued in the year the change of control occurs. In addition, Ms. Cafaro will be entitled to full vesting of her shares of restricted stock and stock options and forgiveness of the Cafaro Tax Loans.

Pursuant to the Cafaro Employment Agreement, Ms. Cafaro and Mr. Crocker are entitled to jointly designate a person to be appointed to serve as a director, subject to certain other conditions, which approval shall not be unreasonably withheld (the “Designee”). Ms. Cafaro and Mr. Crocker have not appointed a Designee to date. Once they have done so, the Board will act to appoint the Designee as a Director.

At the time the Cafaro Employment Agreement was entered into, the Company also entered into a Registration Rights Agreement with Ms. Cafaro relating to 100,000 shares of Common Stock then granted to Ms. Cafaro and 500,000 shares of Common Stock underlying options then granted to Ms. Cafaro. Pursuant to the Registration Right Agreement, Ms. Cafaro is entitled to require the Company to register such shares and/or include such shares in registered equity offerings by the Company, subject to customary limitations and exceptions.

Employment Agreement: Riney

The Company entered into an employment agreement with T. Richard Riney on July 30, 1998 (the “Riney Employment Agreement”. The Riney Employment Agreement was for an initial one year term. The term of the Riney Employment Agreement is automatically extended by one additional day for each day following the effective date of the agreement that Mr. Riney remains employed by the Company until the Company elects to cease such extension by giving notice to Mr. Riney. Upon such notification, the Riney Employment Agreement will terminate in one year. The Riney Employment Agreement provides a base salary of not less than $137,000 per year and the ability of Mr. Riney to be eligible for bonuses and to participate in the Company’s incentive and other employee benefit plans. Mr. Riney may receive increases in his base salary from time to time as approved by the Compensation Committee of the Board of Directors.

Under certain circumstances, the Riney Employment Agreement also provides for severance payments if Mr. Riney is terminated. If Mr. Riney’s employment is terminated by reason of death or disability, Mr. Riney is entitled to a prorated portion of his target bonus. If Mr. Riney is terminated for “cause” (as defined in the Riney Employment Agreement), no additional payments are made under the Riney Employment Agreement. If Mr. Riney’s employment is terminated by the executive for “good reason” (as defined in the Riney Employment

Agreement) or by the Company other than for “cause” (collectively, an “Involuntary Termination”), Mr. Riney would be entitled to a cash payment equal to the prorated portion of his maximum bonus for the year of termination, if any bonus targets had previously been set, and one times his base salary and maximum bonus for the year of termination, if any bonus targets had previously been set. In addition, Mr. Riney would be entitled to coverage under the Company’s employee benefit plans for one year, one year of additional vesting of restricted stock awards and one additional year in which to exercise stock options.

The Riney Employment Agreement was amended on September 30, 1999 to provide for the gross up of any payment or benefits to which he may be entitled under the Riney Employment Agreement or any other agreement for any tax imposed upon him by Section 4999 of the Internal Revenue Code (the “Code”) or any similar state or local tax.

The Company has also entered into a Change in Control Severance Agreement with Mr. Riney. This agreement provides for the severance benefits to become payable if, within two years of a change in control of the Company (as defined in the agreement), either (i) the Company terminates Mr. Riney without cause, or (ii) Mr. Riney terminates employment with the Company for “good reason” (as defined in the agreement). The agreement also provides that the severance benefits will become payable if Mr. Riney terminates employment with the Company within either of two 30-day periods commencing 30 days after the change in control and one year after the change in control. In the event of a termination covered by the Change in Control Severance Agreement, the benefits to be afforded to Mr. Riney include: (i) a lump sum payment equal to two times the sum of one year’s base salary, plus the maximum bonus and the fair market value of the maximum number of target-based restricted shares to be issued as of termination of employment; (ii) continuation of health, life and disability insurance coverage for two years; (iii) full vesting under the Company’s retirement savings plan; and (iv) an additional payment for any excise taxes he may incur as a result of the change in control.

Mr. Riney’s Change in Control Severance Agreement was amended on September 30, 1999 to provide for the gross up of any payment or benefits to which he may be entitled under the Riney Employment Agreement or any other agreement for any tax imposed upon him by Section 4999 of the Code or any similar state or local tax.

Employment Agreement: Schweinhart

The Company entered into an employment agreement with Richard A. Schweinhart on December 2, 2002 (the “Schweinhart Employment Agreement”) pursuant to which Mr. Schweinhart serves as the Company’s Senior Vice President and Chief Financial Officer. The Schweinhart Employment Agreement expires by its terms on December 31, 2004. The Schweinhart Employment Agreement provides Mr. Schweinhart with a base salary of not less than $250,000 per year, the ability to be eligible for bonuses and to participate in the Company’s incentive and other employee benefit plans. Mr. Schweinhart may receive increases in his base salary from time to time with the approval of the Chief Executive Officer and the Compensation Committee of the Board of Directors.

If Mr. Schweinhart is terminated by reason of death or disability, he is entitled to a prorated portion (in cash) of his annual bonus, assuming maximum individual and Company performance (the “Maximum Annual Bonus”). If the Schweinhart Employment Agreement is terminated by the Company other than for “cause” or if Mr. Schweinhart terminates the Schweinhart Employment Agreement for “good reason” (as defined in the Schweinhart Employment Agreement), he is entitled to receive a lump sum payment equal to one year’s annual base salary as then in effect plus his Maximum Annual Bonus for the year of termination. In addition, Mr. Schweinhart would be treated as having an additional year of service for purposes of vesting of restricted stock and the exercise of options, be entitled to the continuation of insurance benefits for the year following termination, and be immediately vested in all accounts and accrued benefits to the extent to be allowed by law. If the Company terminates the Schweinhart Employment Agreement for cause, no additional payments are made under the Schweinhart Employment Agreement.

In the event of a change in control that results in the termination of Mr. Schweinhart’s employment within one year of such change in control, Mr. Schweinhart would receive (i) a lump sum payment equal to two times the sum of one year’s base salary plus his Maximum Annual Bonus plus the fair market value of the maximum number of targeted restricted shares to be issued in the year in which the change in control occurs; (ii) the full vesting of all options and restricted stock held by him; (iii) continuation of health, life and disability insurance coverage for two years; and (iv) immediate vesting in all accounts or accrued benefits under Section 401(a) of the Code, including, without limitation, the Company’s 401(k) Plan.

The Schweinhart Employment Agreement provides for the gross up of any payments or benefits to which he may be entitled under the Schweinhart Employment Agreement for any taxes imposed upon him by Section 4999 of the Code or any similar state or local tax.

Employment Agreement: Lewis

The Company entered into an employment agreement with Raymond J. Lewis on September 18, 2002 (the “Lewis Employment Agreement”) pursuant to which Mr. Lewis serves as its Senior Vice President and Chief Investment Officer. The Lewis Employment Agreement is for an initial term of one year. The term of the Lewis Employment Agreement is automatically extended by one additional day for each day following the effective date of the Lewis Employment Agreement that Mr. Lewis remains employed by the Company until the Company elects to cease such automatic extension by giving notice to Mr. Lewis. Upon such notice, the Lewis Employment Agreement will terminate no sooner than 12 months after the giving of such notice. The Lewis Employment Agreement provides Mr. Lewis with a base salary of not less than $210,000 per year, the ability to be eligible for bonuses and to participate in the Company’s incentive and other employee benefit plans. Mr. Lewis may receive increases in his base salary from time to time as approved by the Chief Executive Officer. Mr. Lewis also received an engagement bonus of options to purchase 25,000 shares of stock and an award of 12,000 shares of restricted stock, which vest over a three year period commencing of the first anniversary of his date of hire.

If Mr. Lewis is terminated by reason of death or disability, he is entitled to receive a prorated portion (in cash) of his annual bonus, assuming maximum individual and Company performance (the “Maximum Annual Bonus”) and any restricted stock and options received as part of his engagement bonus that have not previously vested would fully vest. If Mr. Lewis is terminated by the Company other than for “cause” or if Mr. Lewis terminates the Lewis Employment Agreement for “good reason” (as defined in the Lewis Employment Agreement), he is entitled to receive a lump sum payment equal to one year’s annual base salary as then in effect plus his Maximum Annual Bonus for the year of termination. In addition, Mr. Lewis would be treated as having an additional year of service for purposes of vesting of restricted stock and the exercise of options, be entitled to continuation of insurance benefits for a year following such termination, and be immediately vested in all accounts and accrued benefits to the extent allowed by law. If the Company terminates the Lewis Employment Agreement for “cause,” no additional payments are to be made under the Lewis Employment Agreement.

In the event of a change of control that results in the termination of Mr. Lewis’ employment within one year of such change in control, Mr. Lewis would receive (i) a lump sum payment equal to two times the sum of one year’s base salary plus his Maximum Annual Bonus plus the fair market value of the maximum number of targeted restricted shares to be issued in the year in which the change in control occurs; (ii) the full vesting of all options and restricted stock held by him; (iii) continuation of health, life and disability insurance coverage for two years; and (iv) immediate vesting in all accounts or accrued benefits under Section 401(a) of the Code including, without limitation, the Company’s 401(k) Plan.

The Lewis Employment Agreement provides for the gross up of any payments or benefits to which he may be entitled under the Lewis Employment Agreement for any tax imposed upon him by Section 4999 of the Code or any similar state or local tax.

Employment and Resignation Agreement: Lunsford

Mr. Lunsford resigned from his positions as Chairman of the Board and as a director of the Company effective January 28, 2003 and is no longer affiliated with the Company. Mr. Lunsford entered into a Resignation and Release Agreement (the “Release Agreement”) as of January 28, 2003 with the Company. The Release Agreement does not entitle Mr. Lunsford to any of the severance benefits he would have received under his employment agreement except as hereinafter noted. The Release Agreement entitles Mr. Lunsford to exercise any stock options that were exercisable on the date of his resignation at any time prior to the earlier to occur of (a) the expiration of the ten (10) year term of such stock options, and (b) January 28, 2005.

COMPENSATION OF DIRECTORS

During 2002, directors not employed by the Company and the Chairman of the Board received $1,500 for each board meeting they attended, $1,000 for each committee meeting they attended, $1,500 for each telephonic meeting in which they participated unless the telephonic meeting was fifteen minutes or less, in which case they received $750 for such telephonic meeting. In addition, non-employee directors and the then Chairman of the Board received a $7,500 retainer for each calendar quarter that they served as a director.

During 2002, directors not employed by the Company and the Chairman of the Board received options pursuant to the Company’s 2000 Stock Option Plan for Non-Employee Directors (the “Directors Option Plan”). Under the Directors Option Plan, each non-employee director and the Chairman of the Board was granted an option to purchase 5,000 shares of Common Stock on January 1 of each year, with an exercise price equal to the fair market value of the Common Stock on the date the option was granted. Accordingly, the Company issued options with respect to an aggregate of 30,000 shares to the six persons who were serving as non-employee directors and the Chairman of the Board on January 1, 2002.

The Directors Option Plan also provides for the grant of an option to purchase 10,000 shares of Common Stock upon the initial election or appointment of a director, with an exercise price equal to the fair market value of the Common Stock on the date of the grant.

REPORT OF THE COMPENSATION COMMITTEE

The functions of the Compensation Committee include reviewing and approving the Company’s executive compensation structure and overall benefits program. The purpose of the executive compensation program is to establish and maintain a performance and achievement oriented environment, which aligns the interests of the Company’s executives with the interests of its stockholders. The key components of the Company’s compensation philosophy are base salary, an annual incentive award and long-term based incentives.

The Company’s overall compensation structure is reviewed annually with the assistance of an expert independent consultant and the use of executive compensation surveys from the following sectors: (a) healthcare REITS; and (b) REITS with comparable total capitalization as the Company, regardless of asset class. The companies surveyed include some, but not all, of the companies covered in the indices included on the Performance Graph.

Types of Compensation:

1.    Base Salary

The Compensation Committee sets base salaries for executive officers. Base salary increases are provided to executives based on an evaluation of each executive’s performance, the executive’s level of responsibility, as well as the performance of the Company as a whole. The Compensation Committee also considers the success of the executive officer in developing and executing the Company’s strategic plans, exercising leadership and creating stockholder value. In addition, the Compensation Committee evaluates the latest survey information available to confirm appropriate compensation levels. The Compensation Committee reviews individual base salaries at least annually with the assistance of an expert independent consultant.

2.    Bonus

The Compensation Committee, upon the advice and recommendations of an expert independent consultant, established a bonus program for 2002 under which the level of bonus to be paid to the executive officers was dependent upon the attainment of certain performance objectives by the Company and by the executive officers. The maximum level performance objectives of the Company and of each of the executive officers were attained for 2002. The annual cash bonuses awarded to executives that were employed for all of 2002 ranged from 150% to 200% of base salary.

3.    Stock Options and Restricted Stock Awards

The Compensation Committee recognizes that while the bonus program provides rewards for positive short-term and mid-term performance, the interests of stockholders are best served by giving key employees the opportunity to participate in the appreciation of the Common Stock through the grants of stock options and restricted stock awards. The use of such awards provides a long-term link between the results achieved for the Company’s stockholders and the reward provided to executive officers. Stock options and shares of restricted stock are granted to executive officers primarily based on the officers’ actual and potential contribution to the Company’s growth, long-term performance and the practices of other REITs. Stock-based compensation also provides an effective incentive for management to create stockholder value over the long-term because the full benefit of the compensation package cannot be realized unless an appreciation in price of the Common Stock occurs over a number of years.

Chief Executive Officer’s Compensation

Based upon the executive compensation surveys and the strategic accomplishments of the Company, the Compensation Committee believes that the salary, bonus, restricted share awards and option grants to Ms. Cafaro, the Company’s Chairman of the Board since January 28, 2003, and Chief Executive Officer and President since March 5, 1999, are fair and competitive. The Company achieved a number of strategic objectives under Ms. Cafaro’s leadership during 2002, including: (a) growth in the Company’s funds from operations in 2002; (b) initiation of the Company’s diversification strategy; (c) expanding and strengthening the Company’s management team; (d) design and implementation of the Company’s asset management system; (e) significant reduction in the Company’s indebtedness; (f) debt recapitalization and reduction in interest expense; and (g) completion of a $100 million dollar equity offering. The Compensation Committee determined that compensation for Ms. Cafaro for 2002 was appropriate and desirable in light of her actual and potential contributions to the Company. The assessment of actual and potential contribution was based on the Compensation Committee’s subjective evaluation of Ms. Cafaro’s abilities, skills, efforts and leadership.

Tax Policy

The Omnibus Budget Reconciliation Act of 1993 amended the Code to provide generally that the compensation paid by publicly held corporations to the chief executive officer and the four most highly paid senior executive officers in excess of $1,000,000 per executive will be deductible by the Company only if paid pursuant to a qualifying performance-based compensation plan approved by stockholders of the Company. Compensation as defined by the Code includes, among other things, base salary, incentive compensation and gains on stock options and restricted stock. It is the Compensation Committee’s policy to maximize the effectiveness of the Company’s executive compensation plans. In that regard, the Compensation Committee intends to maintain flexibility to take actions that are deemed to be in the best interests of the Company and its stockholders. Such actions may not always result in executive compensation qualifying for the maximum possible tax deductibility under the Code. The Company also believes that substantially all of the compensation paid in 2002 is deductible for federal income tax purposes.

Minimum Share Ownership Guidelines for Senior Executive Officers

On August 15, 2002, the Company adopted minimum share ownership guidelines for its senior executive officers requiring such officers to maintain a minimum equity investment in the Company based upon a multiple (ranging from two to three times) of each such officer’s base salary. Each senior executive officer’s compliance with the guidelines is reviewed on July 1 of each year. The guidelines require that newly hired senior executive officers achieve the minimum equity investment within four years from his/her date of hire. Until such time as a newly hired senior executive meets the minimum equity investment, that executive must retain at least 60% of the Common Stock granted to the executive by the Company and/or purchased by the executive through the exercise of stock options. All of the Company’s senior executive officers are currently in compliance with the minimum stock ownership guidelines.

The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts except to the extent that the Company specifically incorporates this information by reference.

COMPENSATION COMMITTEE

Sheli Z. Rosenberg, Chair

Douglas Crocker II, Member

Gary W. Loveman, Member

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As of December 31, 2002, the following persons served on the Compensation Committee: Sheli Z. Rosenberg, Douglas Crocker II and Gary W. Loveman. None of the current members of the Compensation Committee are, or have been, employees of the Company or are employees of any entity for which an executive officer serves on the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In May 1998, the Company adopted a policy which provides that any transaction between the Company and any of its officers, directors or their affiliates must be approved by the disinterested members of the Board of Directors and must be on terms no less favorable to the Company than those available from unaffiliated parties. In addition, any such transaction must also be reviewed by the Audit Committee.

Lunsford Tax Loan

In connection with the 1998 Spin Off, the Company agreed to loan Mr. Lunsford (former Chief Executive Officer and former Chairman of the Board of Directors) $3,750,000 relating to his estimated income taxes payable as a result of the distribution of Vencor common stock (the “Lunsford Tax Loan”). The Lunsford Tax Loan is evidenced by a promissory note (the “Lunsford Promissory Note”) which has a term of ten years and bears interest at 5.77%. Principal on the Lunsford Tax Loan is scheduled to be repaid in ten equal annual installments beginning on June 15, 1999. Interest is payable quarterly; however, any interest payment on the Lunsford Tax Loan is forgiven if Mr. Lunsford remains employed in his position with the Company on the date on which such interest payment is due. Because Mr. Lunsford resigned as of January 28, 2003 as Chairman and as a director of the Company, interest will no longer be forgiven. In the event of a change in control of the

Company, the Lunsford Tax Loan will be forgiven. As of December 31, 2002, the outstanding principal balance of the Lunsford Tax Loan was $2,250,000.

Transactions with Res-Care

On October 15, 1998, the Company acquired eight personal care facilities and related facilities for approximately $7.1 million from Tangram Rehabilitation Network, Inc. (“Tangram”), a wholly owned subsidiary of Res-Care of which Mr. Geary is Chairman, President and Chief Executive Officer. Res-Care acquired Tangram in a cash merger on October 15, 1998. The purchase price for the Tangram facilities was determined by an appraisal conducted by Graham & Associates, Inc., San Marcos, Texas, a certified General Real Estate Appraiser for the State of Texas. The Company leases the Tangram facilities to Tangram pursuant to a Master Lease Agreement, which is guaranteed by Res-Care. During 2002, Tangram paid the Company approximately $799,000 in rent. The Company believes that the terms of the Master Lease Agreement represent market rates.

Office Lease

Effective March 15, 1999, the Company relocated its principal executive offices and entered into a lease agreement with Summit II Partners, Limited (the “Landlord”). On November 29, 2001, the Landlord and the Company amended the lease agreement to add additional office space (as amended, the “Office Lease”). The Office Lease requires the Company to pay annual rent of $113,091 to the Landlord. Mr. Lunsford, who resigned as Chairman and as a director of the Company on January 28, 2003, owns an indirect equity interest in the Landlord of approximately 22%. The Company believes that the terms of the Office Lease represent market rates.

Hospital Sublease

On March 6, 2001, the Company consented to the sublease by Kindred to Xodiax, LLC (“Xodiax”) of approximately 8,352 square feet in a data center building located on the hospital campus known as Kindred Hospital Louisville. The Kindred Hospital Louisville campus is owned by the Company and is leased to Kindred pursuant to the terms of a Master Lease between the Company and Kindred. The sublease is subject and subordinate to the terms of the Master Lease. Total annual rent under the sublease is $330,279. Upon the occurrence of certain events, at the Company’s option, Xodiax will pay rent under the sublease directly to the Company and/or attorn to the Company under the sublease. Mr. Lunsford, who resigned as Chairman and as a director of the Company on January 28, 2003, is the Chairman of Xodiax and owns an equity interest in Xodiax of approximately 15.6%.

Cafaro Tax Loans

Under the terms of the Cafaro Employment Agreement, the Company made loans (the “Cafaro Tax Loans”) to Ms. Cafaro in the aggregate principal amount of $67,250 in 1999, $184,551 in 2000, $593,893 in 2001 and $870,759 in 2002 to pay all federal, state, local and other taxes payable upon the vesting of restricted stock awards previously granted to her. Due to current interpretations of the Sarbanes-Oxley Act of 2002, the Company will not be making further tax loans to Ms. Cafaro notwithstanding the terms of Ms. Cafaro’s Employment Agreement. The principal amount of all of the Cafaro Tax Loans is payable on March 5, 2009. The Cafaro Tax Loans bear interest at the lowest applicable federal rate. Interest on the Cafaro Tax Loans is payable annually out of and only to the extent of dividends from the vested restricted stock. Ms. Cafaro has paid interest on such Cafaro Tax Loans through December 31, 2002. Each Cafaro Tax Loan is secured by a pledge of all of the restricted shares to which such Cafaro Tax Loan relates, and the Cafaro Tax Loans are otherwise nonrecourse to Ms. Cafaro. The Cafaro Tax Loans are to be forgiven if there is a change of control of the Company, Ms. Cafaro’s employment with the Company is terminated by the Company for any reason other than “cause” or by Ms. Cafaro for “good reason” or due to the death or disability of Ms. Cafaro. In the event either a loan or its forgiveness results in taxable income to Ms. Cafaro, the Company is required to pay to Ms. Cafaro an amount sufficient for the payment of all taxes relative to the loan or its forgiveness.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company’s Annual Report to stockholders for the year ended December 31, 2002 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including SAS 61 (Statement of Auditing Standards, AU 380—Communication with Audit Committee). The Company’s independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board. The Audit Committee has also considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The directors who serve on the Audit Committee are all “independent” for purposes of the NYSE listing standards. That is, the Board has determined that no member of the Audit Committee has a relationship to the Company that may interfere with such member’s independence from the Company and its management. The Board has adopted a written charter setting out the audit related functions the Audit Committee is to perform.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report to the stockholders for the year ended December 31, 2002 for filing with the Commission. The Audit Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company’s independent auditors.

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts except to the extent that the Company specifically incorporates this information by reference.

AUDIT COMMITTEE

Douglas Crocker II, Chair

Jay M. Gellert, Member

Gary W. Loveman, Member

April 1, 2003

PERFORMANCE GRAPH

The following performance graph compares the cumulative total return (including dividends) to the holders of the Common Stock from May 1, 1998, the date on which the Company is deemed to have commenced operations, to December 31, 2002, with the cumulative total returns on the New York Stock Exchange Composite Index (the “NYSE Index”), the NAREIT Composite REIT Index (the “All REIT Index”), the Healthcare REIT Index (1), the NAREIT Composite Healthcare REIT Index (the “NAREIT Healthcare REIT Index”) and the Russell 2000 Index (the “Russell 2000 Index”). The comparison assumes $100 was invested on May 1, 1998 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The Company has included the NYSE Index in the performance graph because the Common Stock is listed on the New York Stock Exchange. The Company has included the other indices because it believes they are either most representative of the industry in which the Company competes, or otherwise provide a fair basis for comparison with the Company, and are therefore particularly relevant to an assessment of the Company’s performance. The figures in the table below are rounded to the nearest dollar.

	May 1, 1998	December 31, 1998	December 31, 1999	December 31, 2000	December 31, 2001	December 31, 2002
The Company	$100	$70	$25	$40	$89	$95
NYSE Index	$100	$102	$112	$113	$101	$81
All REIT Index	$100	$85	$79	$99	$115	$121
Healthcare REIT Index (1)	$100	$90	$64	$73	$110	$118
NAREIT Healthcare REIT Index	$100	$80	$57	$66	$104	$111
Russell 2000 Index	$100	$88	$106	$103	$103	$104

(1)	The Company will discontinue the use of the Healthcare REIT Index in future proxy statements because the Company believes that it no longer provides an appropriate basis for comparison. The Healthcare REIT Index is based on the total return for investments (including dividends) in the common stock of the following companies: ElderTrust, Health Care REIT, Inc., Health Care Property Investors, Inc., Healthcare Realty, LTC Properties, Inc., National Health Investors, Inc., Nationwide Health Properties, Inc., National Health Realty, Inc., Omega Healthcare Investors Inc., Senior Housing Properties Trust, and Universal Health Services, Inc. The index is developed by weighting the returns achieved by each company in the index in proportion to each company’s share of the market value of the entire group’s common equity capitalization.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT ACCOUNTANTS

Ernst & Young LLP (“Ernst & Young”) audited the Company’s financial statements for the year ended December 31, 2002 and has been the Company’s auditors since May 1998. Fees as charged by Ernst & Young for the year ended December 31, 2002 were as follows:

(i) Audit Fees. The aggregate fees billed for professional services rendered by Ernst & Young for the audit of the Company’s annual financial statements for the year ended December 31, 2002 and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for such fiscal year were $135,500.

(ii) Financial Information Systems Design and Implementation Fees. Ernst & Young did not render any professional services to the Company relating to (a) directly or indirectly operating, or supervising the operation of, the Company’s information system or managing the Company’s local area network and (b) designing and implementing hardware or software systems that aggregate data underlying the Company’s financial statements or that generate information significant to the Company’s financial statements as a whole.

(iii) All Other Fees. All other fees billed for professional services rendered by Ernst & Young for the year ended December 31, 2002 were as follows:

-	Accounting Consultations. The aggregate fees billed for professional services rendered by Ernst & Young for the year ended December 31, 2002 for accounting consultations related to special issues and transactions were $438,010. The total excludes $448,261 paid by the seller (unaffiliated with the Company) to perform due diligence procedures in an acquisition transaction on behalf of the Company.

-	Tax Consultations. The aggregate fees billed for professional services rendered by Ernst & Young for the year ended December 31, 2002 for tax consultations related to tax compliance matters and special issues and transactions were $425,998.

The Audit Committee has determined that the provision of the services referenced in (ii) and (iii) above by Ernst & Young does not compromise Ernst & Young’s independence and is consistent with its role as the Company’s independent auditors.

The Board of Directors, upon recommendation of the Audit Committee, has appointed Ernst & Young as the independent accountants of the Company for fiscal year 2003. Ernst & Young will examine the financial statements of the Company for fiscal year 2003. If the stockholders do not ratify this appointment, the Board will consider other independent accountants. One or more members of Ernst & Young are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT ACCOUNTANTS. SHARES OF COMMON STOCK COVERED BY PROXIES EXECUTED AND RECEIVED IN THE ACCOMPANYING FORM WILL BE VOTED IN FAVOR OF RATIFICATION, UNLESS OTHERWISE SPECIFIED ON THE PROXY. Ratification of the appointment of Ernst & Young as independent accountants requires the affirmative vote of the holders of the majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote.

PROPOSAL 3:

INCREASE BY 200,000 THE NUMBER OF SHARES AVAILABLE UNDER

THE 2000 STOCK OPTION PLAN FOR DIRECTORS

The 2000 Stock Option Plan for Directors (“Directors Option Plan”) provides for annual awards of options to each of the Company’s non-employee directors and the Chairman of the Board of Directors The Company currently has five non-employee directors. The Company’s current Chairman of the Board, Chief Executive Officer and President has waived entitlement to awards under the Directors Option Plan.

The Directors Option Plan currently provides that up to an aggregate of 200,000 shares of Common Stock may be issued upon the exercise of options granted under the plan. As of February 24, 2003, options to purchase 142,000 shares of Common Stock had been granted under the Directors Option Plan and 60,500 shares were available for issuance upon the exercise future option grants. The Company proposes, subject to the approval of the stockholders, to increase the aggregate number shares of Common Stock that may be issued upon the exercise of options granted under the plan by 200,000. If the stockholders approve this proposal, an aggregate of 400,000 shares of Common Stock may be issued upon the exercise of options granted under the plan, inclusive of shares of Common Stock subject to outstanding and unexercised options that have been granted under the Directors Option Plan (based on availability under the Directors Option Plan through February 24, 2003). No other amendments are proposed to be made to the Directors Option Plan.

The principal provisions of the Directors Option Plan are summarized below. This summary, however, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Directors Option Plan, a copy of which has been filed with the Commission.

Plan Administration

The Directors Option Plan is designed to operate automatically and not require any significant administration. To the extent administration is required, the Directors Option Plan is administered by a committee appointed by the Board of Directors.

Issuance of Shares

The shares subject to the Directors Option Plan are authorized but unissued shares or previously acquired shares. Pursuant to the Directors Option Plan, the number and kind of shares to which awards are subject will be appropriately adjusted in the event of certain changes in capitalization of the Company, including stock dividends and splits, reclassifications, recapitalizations, reorganizations, mergers, consolidations, spin-offs, split-ups, combinations or exchanges of shares, and certain distributions and repurchases of shares. Pursuant to the terms of the Directors Option Plan, shares of Common Stock subject to options granted under the Directors Option Plan that expire unexercised will again become available for issuance pursuant to other awards. The closing price per share on the NYSE of the Common Stock on March 14, 2003, was $11.70.

Stock Options

On January 1 of each year during the term of the Directors Option Plan, each non-employee director who is elected a director at the preceding annual meeting of stockholders or is appointed to the Board of Directors during the preceding year and who is acting as a director on January 1, will receive a grant of an option to purchase 5,000 shares of Common Stock. The Chairman of the Board of Directors is also entitled to receive an annual award under the Directors Option Plan but, as noted above, she has waived her rights to any award thereunder. In addition, each non-employee director upon initial election or appointment to the Board of Directors will receive a grant of an option to purchase 10,000 shares of Common Stock. The exercise price of each option will be equal to the “Fair Market Value” as defined below of the shares on the date of grant. The “Fair Market Value” of the shares means the closing sale price of the shares on the NYSE or any national or regional stock exchange on which the shares are traded on the date the Fair Market Value is to be determined. Upon exercise, the exercise price may be paid in cash or, in lieu of all or part of the cash, the optionee may provide the Company with shares owned by the optionee for at least six months prior to exercise of the option having a Fair Market Value equal to the exercise price.

Under the Directors Option Plan, all options are exercisable in two equal annual installments, with the first installment becoming exercisable immediately upon the date of grant of the option and the second installment becoming exercisable upon the first anniversary of the date of grant of the option. Upon a Change in Control (as defined in the Directors Option Plan) or the retirement of the director, the optionee will have the right to exercise the option in full as to all shares subject to the option.

The exercise period for any stock option will be ten years from the date of grant unless the optionee ceases to be a director. If the optionee ceases to be a director of the Company for any reason other than death, disability, retirement, or removal for cause, the option will terminate on the earlier of three months after the optionee ceases to be a director or on the option’s expiration date. During the three-month period, such option will be exercisable only with respect to the number of shares which the optionee was entitled to purchase on the day preceding the day on which the optionee ceased to be a director. If the optionee ceases to be a director because of removal for cause, the option will terminate on the date of the optionee’s removal. In the event of the optionee’s death, disability, or retirement while a director or the optionee’s death within three months after the optionee ceases to be a director (other than by reason of removal for cause), the option will terminate upon the earlier of (i) twelve (12) months after the date of the optionee’s death, disability, or retirement or (ii) the option’s expiration date. During such period, the option will be exercisable for the number of shares as to which the option would have been exercisable on the date preceding the optionee’s death or disability. In the event of the retirement of the director, the option will be fully exercisable during such period. Generally, options granted under the Directors Option Plan are not transferable by an optionee except by bequest or the laws of descent and distribution, and during the optionee’s lifetime, the option may be exercised only by the optionee. However, an optionee may transfer options, subject to certain restrictions, to the optionee’s spouse, lineal descendants, or a trust or other entity exclusively for the benefit of the optionee and such persons.

Amendments and Termination

The Board may amend or terminate the Directors Option Plan at any time. However, to the extent required to meet (i) the requirements of any national securities exchange or system on which the shares are then listed or reported or (ii) the requirements of a regulatory agency having jurisdiction with respect to the Directors Option Plan, stockholder approval will be necessary for any amendment that would (a) increase the total number of shares which may be issued under the Directors Option Plan, (b) materially modify the eligibility requirements to receive an option under the Directors Option Plan or (c) materially increase the benefits accruing to directors.

Duration

The Directors Option Plan will terminate on the earliest to occur of (i) the date when all of the shares available under the Directors Option Plan have been acquired through the exercise of options, (ii) December 31, 2006, or (iii) such other date as the Board may determine.

Federal Income Tax Considerations

The following discussion summarizes the federal income tax consequence to directors and the Company with respect to awards under the Directors Option Plan. The discussion is based upon interpretations of the Code and regulations promulgated thereunder.

The options granted under the Directors Option Plan are non-qualified stock options. The granting of a non-qualified stock option does not produce taxable income to the optionee or a tax deduction to the Company.

Taxable ordinary income generally will be recognized by the optionee at the time of exercise in an amount equal to the excess of the fair market value of the shares purchased at the time of such exercise over the aggregate exercise price. The Company will be entitled to a corresponding Federal income tax deduction at the time the optionee recognizes income. Upon a subsequent taxable disposition of the shares, the optionee will generally recognize a taxable capital gain or loss based upon the difference between the per share market value at the time of exercise and the per share selling price. To the extent the optionee pays all or part of the exercise price by tendering shares of Common Stock, the tax consequences described above apply except that the number of shares received upon such exercise which is equal to the number of shares surrendered in payment of the option price will have the same basis and tax holding period as the shares surrendered.

New Plan Benefits – Directors Option Plan

Name and Position	Number of Options Under the Directors Option Plan
Debra A. Cafaro, Chairman of the Board, Chief Executive Officer and President	0
T. Richard Riney, Executive Vice President, General Counsel and Secretary	0
Richard A. Schweinhart, Senior Vice President and Chief Financial Officer	0
Raymond J. Lewis, Senior Vice President and Chief Investment Officer	0
W. Bruce Lunsford, Former Chairman of the Board	0
Executive Group	0
Non-Executive Director Group	5,000 per existing director, plus 10,000 per new director
Non-Executive Officer Employee Group	0

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” INCREASING BY 200,000 THE NUMBER OF SHARES RESERVED AND AVAILABLE FOR ISSUANCE UNDER THE 2000 STOCK OPTION PLAN FOR DIRECTORS. SHARES OF COMMON STOCK COVERED BY PROXIES EXECUTED AND RECEIVED IN THE ACCOMPANYING FORM WILL BE VOTED IN FAVOR OF INCREASING BY 200,000 THE NUMBER OF SHARES RESERVED AND AVAILABLE FOR ISSUANCE UNDER THE 2000 STOCK OPTION PLAN FOR DIRECTORS, UNLESS OTHERWISE SPECIFIED ON THE PROXY. Approval of the increase by 200,000 of the number of shares reserved and available for issuance under the 2000 Stock Option Plan for Directors requires the affirmative vote of the holders of the majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (3)	(b) Weighted-average exercise price of outstanding options, warrants and rights (4)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (5)
Equity compensation plans approved by shareholders (1)	3,794,092	$14.0849	2,065,241
Equity compensation plans not approved by shareholders (2)	N/A	N/A	181,284
Total	3,794,092	$14.0849	2,246,525

(1)	These plans consist of (i) The 1987 Incentive Compensation Program (Employee Plan); (ii) The 1987 Stock Option Plan for Non-Employee Directors; (iii) The TheraTx, Incorporated 1996 Stock Option/Stock Issuance Plan; (iv) The 2000 Stock Option Plan for Directors (formerly known as the 1997 Stock Option Plan for Non-Employee Directors); (v) The Common Stock Purchase Plan for Directors; and (vi) The 2000 Incentive Compensation Plan (Employee Plan) (formerly known as the 1997 Incentive Compensation Plan) ( (i)-(vi) collectively, the “Equity Plans”).

(2)	The Directors Stock Purchase Plan was not approved by shareholders.

(3)	The number of securities to be issued upon exercise of outstanding options, warrants, and rights under each Equity Plan is as follows:

The 1987 Incentive Compensation Program (Employee Plan):	1,764,475
The 1987 Stock Option Plan for Non-Employee Directors:	2,813
The TheraTx, Incorporated 1996 Stock Option/Stock Issuance Plan:	41,374
The 2000 Stock Option Plan for Directors:	105,750
The Common Stock Purchase Plan for Directors:	N/A
The 2000 Incentive Compensation Plan (Employee Plan):	1,879,680

(4)	The weighted average exercise price of outstanding options, warrants, and rights under each Equity Plan is as follows:

The 1987 Incentive Compensation Program (Employee Plan):	$16.6655
The 1987 Stock Option Plan for Non-Employee Directors:	$5.7355
The TheraTx, Incorporated 1996 Stock Option/Stock Issuance Plan:	$20.007
The 2000 Stock Option Plan for Directors:	$10.0384
The Common Stock Purchase Plan for Directors:	N/A
The 2000 Incentive Compensation Plan (Employee Plan):	$11.8259

(5)	The number of securities remaining available for future issuance under each Equity Plan (excluding securities reflected in column (a) above) is as follows:

The 1987 Incentive Compensation Program (Employee Plan):	—
The 1987 Stock Option Plan for Non-Employee Directors:	—
The TheraTx, Incorporated 1996 Stock Option/Stock Issuance Plan:	—
The 2000 Stock Option Plan for Directors:	88,000
The Common Stock Purchase Plan for Directors:	181,284
The 2000 Incentive Compensation Plan (Employee Plan):	1,977,241

STOCKHOLDER PROPOSALS

Any stockholder proposal intended to be presented at the 2004 Annual Meeting of Stockholders must be received by the Corporate Secretary of the Company by December 4, 2003 and meet the requirements of the bylaws in order to be considered for inclusion in the Company’s proxy materials for such meeting.

According to the Company’s bylaws, a stockholder proposal, including stockholder recommendations regarding director nominations, must meet certain requirements described in the bylaws and may only be acted upon at an annual meeting of stockholders if the stockholder gives notice to the Company of such proposal in conformity with the requirements of the bylaws (at least 60 but no more than 90 days before such annual meeting); provided, however, that if the Company gives less than 70 days notice or prior public disclosure of the date of the annual meeting, notice by the stockholder must be given to the Company not later than the tenth day following the earlier of the date on which such notice of the meeting was mailed or the date on which such public disclosure was made. The persons appointed as proxies for the 2004 Annual Meeting will have discretionary voting authority with respect to any stockholder proposal, including any director nomination, that is submitted to the Company otherwise than in conformity with such requirements of the Company’s bylaws.

OTHER MATTERS

The only matters to be considered at the Annual Meeting or any adjournment thereof, so far as known to the Board of Directors, are those set forth in the Notice of Meeting and routine matters incident to the conduct of the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournment thereof, the persons named in the accompanying form of proxy, or their substitutes, will have discretionary voting authority with respect to any stockholder proposal that is submitted to the Company otherwise than in conformity with the requirements of the Company’s bylaws.

ADDITIONAL INFORMATION

Copies of the exhibits to the Company’s Annual Report and Form 10-K will be provided to any requesting stockholder, provided that such stockholder agrees to reimburse the Company for reasonable fees related to providing such documents.

By Order of the Board of Directors,

Debra A. Cafaro

Chairman of the Board, Chief Executive Officer and President

Louisville, Kentucky

April 1, 2003

ANNEX A

AMENDMENT NO. 1

TO THE VENTAS, INC. 2000 STOCK OPTION PLAN FOR DIRECTORS

WHEREAS, Ventas, Inc. (the “Company”) currently maintains and sponsors the Ventas, Inc. 2000 Stock Option Plan for Directors (the “Plan”); and

WHEREAS, the Board of Directors of the Company (the “Board”) wishes to amend the Plan, subject to the approval of the stockholders of the Company required pursuant to Article 7 of the Plan, to increase the number of shares reserved for issuance under the Plan by 200,000 shares.

NOW, THEREFORE, subject to the affirmative vote of the holders of the majority of the shares of Company’s common stock, par value $.25, represented at the Company’s 2003 Annual Meeting of Stockholders, in person or by proxy, and entitled to vote, or adjournments thereof, the Plan is hereby amended as follows:

1.    By replacing the second sentence of Article 3 of the Plan with the following:

Subject to the adjustments provided for in Section 6, the aggregate number of Shares to be delivered upon exercise of all Options granted under the Plan shall not exceed 400,000 Shares.

2.    Except as modified by this Amendment No. 1, all of the terms and conditions of the Plan shall remain valid and in full force and effect.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Company, has executed this instrument as of the 19th day of March, 2003, on behalf of the Board.

By:	/s/ T. RICHARD RINEY
Name: T. Richard Riney Title: Executive Vice President

This Proxy will be voted as directed, but if no direction is indicated for a given Proposal, the Proxy will be voted FOR that Proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3	Please mark your votes as ☒ indicated in this example

1.	ELECTION OF DIRECTORS: to elect five (5) directors to terms expiring at the 2004 Annual Meeting of Stockholders:

Debra A. Cafaro Douglas Crocker II	Ronald G. Geary Jay M. Gellert	Sheli Z. Rosenbert

☐ For all nominees listed (except as marked to the contrary)	☐ WITHHOLD AUTHORITY to vote on all nominees listed

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST ABOVE.) IF THIS PROXY IS EXECUTED BY THE UNDERSIGNED IN SUCH A MANNER SO AS TO NOT WITHHOLD AUTHORITY TO VOTE FOR THE ELECTION OF ANY NOMINEE, IT SHALL BE DEEMED TO GRANT SUCH AUTHORITY.

2.	DIRECTORS’ PROPOSAL: to ratify the selection of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2003:

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	DIRECTORS’ PROPOSAL: to increase by 200,000 the number of shares reserved and available for issuance under the Company’s 2000 Stock Option Plan for Directors:

☐ FOR	☐ AGAINST	☐ ABSTAIN

PLEASE INDICATE WHETHER YOU WILL ATTEND THE ANNUAL MEETING:

☐ I expect to attend the Annual Meeting.	☐ I do not expect to attend the Annual Meeting.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

VENTAS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS ON

MAY 15, 2003

The undersigned hereby appoints Debra A. Cafaro and Richard A. Schweinhart and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock of Ventas, Inc. (the “Company”), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on Thursday, May 15, 2003 at the Ritz-Carlton Chicago, 160 East Pearson Street at Water Tower Place, Chicago, Illinois, and at any adjournment thereof, upon the matters described in the accompanying notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote on matters described in the Notice of Annual Meeting and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

Dated:                                                                               , 2003

Please sign exactly as your name or names appear hereon. Where more than one owner is shown above, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.